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                            UNITED STATES OF AMERICA
                           DEPARTMENT OF THE TREASURY
                    OFFICE OF THE COMPTROLLER OF THE CURRENCY

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IN THE MATTER OF:                                      )
NextBank, N.A.                                         )
Phoenix, Arizona                                       )
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                       PROMPT CORRECTIVE ACTION DIRECTIVE

        NextBank, N.A., Phoenix, Arizona (Bank) is a significantly undercapitalized bank pursuant to 12 U.S.C. Section 1831o and 12 C.F.R. Part 6;

        The Office of the Comptroller of the Currency (Comptroller) is authorized, pursuant to 12 U.S.C. Section 1831o, to take certain supervisory actions against significantly undercapitalized banks;

        The Comptroller finds it necessary, in order to carry out the purposes of 12 U.S.C. Section 1831o, to issue this Prompt Corrective Action Directive (Directive) pursuant to 12 C.F.R. Part 6; and

        The OCC finds it necessary to take certain discretionary actions against the Bank ordering certain affirmative actions and prohibiting certain activities, because the absence of these actions, or the continuation of the prohibited activities, pose excessive risk to the Bank.

        The Bank is DIRECTED to take such prompt corrective action as set forth below.

                                    ARTICLE I

                                  JURISDICTION

        (1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C.
Section 1, et seq.


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        (2) The Comptroller is "the appropriate Federal banking agency"
regarding the Bank, pursuant to 12 U.S.C. Sections 1813(q) and 1831o.

        (3) The Bank is an "insured depository institution" within the meaning of 12 U.S.C. Section 1831o.

        (4) NextCard, Inc. controls the Bank within the meaning of 12 U.S.C.
Section 1831o.

        (5) This Directive constitutes a final order under 12 U.S.C. Section 1831o and is enforceable under 12 U.S.C. Section 1818(i).


                                   ARTICLE II

                            CAPITAL RESTORATION PLAN

        (1) Within forty-five (45) days, the Bank shall provide to the OCC's Director for Special Supervision/Fraud ("Director") an acceptable Capital Restoration Plan pursuant to 12 U.S.C. Section 1831o.

        (2) At a minimum, an acceptable Capital Restoration Plan shall include:

                (a) Specific plans for achieving by December 31, 2001, and thereafter maintaining, the following minimum capital levels (as defined in 12 C.F.R. Part 3):

                        (i) Tier 1 capital at least equal to twelve percent (12%) of risk-weighted assets; and

                        (ii) Tier 1 capital at least equal to eight percent (8%) of actual adjusted total assets;

                (b) Projections for capital based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet assets and activities;


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                (c)     Projections of the sources and timing of additional
                        capital and/or projections of the methods and timing of reducing assets to meet the requirements of subparagraph
                        (2)(a) of this Article;

                (d) The primary source(s) from which the Bank will strengthen its capital structure to meet the requirements of subparagraph (2)(a) of this Article;

                (e) Alternative source(s) from which the Bank will strengthen its capital structure should the primary source(s) under (d) above not be available;

                (f) A commitment to sell, to merge, or liquidate the Bank at no cost to the Federal Deposit Insurance Corporation under 12 U.S.C. Section 181 should the Bank not be able to achieve and maintain the capital levels in the amounts and time frame set forth in paragraphs (1) and
                        (2) of this Article and appropriate plans to execute this commitment;

                (g) A dividend policy that permits the declaration of a dividend only:

                        (i) When the dividend would not cause the Bank, after making the distribution, to be undercapitalized;

                        (ii) When the Bank is in compliance with its approved Capital Restoration Plan;

                        (iii) When the Bank is in compliance with 12 U.S.C. Sections 56 and 60; and

                        (iv) With the prior written determination of no supervisory objection by the Director;

                (h) Specific plans detailing how the Bank will comply with the restrictions or requirements set forth in this Directive and 12 U.S.C. Section 1831o, including:

                        (i)     The restrictions against asset growth;


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                        (ii)    The restrictions against brokered deposits in 12
                                C.F.R. Section 337.6; and

                        (iii) The restrictions against the payment of management fees to any person having control of the Bank if, after making the payment, the Bank would be undercapitalized, as set forth in 12 U.S.C. Section 1831o(d)(2);

                (i) Maintenance of adequate liquidity while complying with the restrictions or requirements set forth in this Directive and 12 U.S.C. Section 1831o; and

                (j) The types and levels of activities in which the Bank will prospectively engage.

        (3) The OCC will not accept any capital restoration plan submitted by the Bank unless the OCC determines that the plan:

                (a)     Complies with paragraphs (1) and (2) of this Article;

                (b) Is based on realistic assumptions, and is likely to succeed in restoring the Bank's capital;

                (c) Would not appreciably increase the risk to which the Bank is exposed; and

                (d) Includes appropriate assurances that NextCard, Inc. has guaranteed that the Bank will comply with the plan until the Bank has been, at a minimum, adequately capitalized on average during each of four (4) consecutive calendar quarters.

        (4) Upon completion, the Bank shall implement and shall adhere to the provisions of the Capital Restoration Plan accepted by the Director. The Board shall review and shall update the Bank's Capital Restoration Plan on an monthly basis, or more frequently if necessary. The


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Bank shall adhere to the Capital Restoration Plan until it receives written notice from the OCC that adherence is no longer required.

                                   ARTICLE III

                           CAPITAL ASSURANCE AGREEMENT

        (1) Within five (5) days of the issuance of this Directive, the Bank shall provide written notice to the Director of the status of the Bank's exercise of its rights and NextCard, Inc.'s performance under the Capital Assurance Agreement entered into as of October 26, 2000, by and between the Bank and NextCard, Inc.

        (2) Every week following the Bank's initial written notice pursuant to paragraph (1) of this Article, and until it receives written notice from the OCC that such notices are no longer required, the Bank shall continue to provide written notice to the Director of the status of the Bank's exercise of its rights and NextCard, Inc.'s performance under the Capital Assurance Agreement entered into as of October 26, 2000, by and between the Bank and NextCard, Inc.

                                   ARTICLE IV

                           LIQUIDITY CONTINGENCY PLAN

        (1) Within ten (10) days of the issuance of this Directive, the Bank shall develop and implement a formal liquidity contingency plan, which should include, but is not necessarily limited to:

                (a) Establishment of a strategic direction and tolerance for liquidity risk;

                (b) Identification, quantification, and ranking by preference of all sources of funding;


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                (c)     Procedures and practices that translate the board's
                        goals, objectives, and risk tolerances into operating standards that are well understood by Bank personnel and consistent with the board's intent, including

                        (i) Oversight of the implementation and maintenance of management information and other systems that identify, measure, monitor, and control the bank's liquidity risk;

                        (ii) Identification of key personnel, their responsibilities, and the lines of authority for day-to-day liquidity reviews;

                        (iii) Identification of key personnel, their responsibilities, and the lines of authority under various liquidity scenarios, including responsibilities for initiating communications inside and outside of the Bank and identifying the role of senior management and detailed information about the availability of personnel with responsibilities under various liquidity scenarios; and

                        (iv) Establishment of effective internal controls over the liquidity risk management process;

                (d) Projections of all significant balance sheet and off-balance sheet funds flows and their related effects, including deposit funding;

                (e) Projections of all long-term and short-term liquidity needs of the Bank;

                (f) A system for obtaining and regularly testing appropriate levels of secondary funding sources;

                (g) Monitoring of the Bank's performance and overall liquidity risk profile; and


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                (h)     A system to alert management to pre-determined level of
                        potential liquidity risk.



                                    ARTICLE V

                                   OPERATIONS

        (1) The Bank shall develop, document, and implement policies, procedures, systems, and controls over the reporting of financial information to ensure, on an on-going basis, that data that is reported is:

                (a) Based upon internal reports that are accurate, complete and reconciled to the general ledger and other financial systems; and

                (b) Backed by adequate support, documentation, and analysis of generally accepted accounting principles.

        (2) Within forty-five (45) days of the issuance of this Directive, the Bank shall analyze each accounting adjustment made in the third and fourth quarters of 2001, in response to this Directive or otherwise, shall determine the effect on previous Consolidated Reports of Condition and Income (Call Reports), and shall file any amended Call Reports as needed.

        (3) Unless prior written approval is obtained from the Director, the Bank shall immediately cease from:

                (a) Purchasing or otherwise transferring any assets from securitization trusts under the Bank's management, except as provided in the Trust Agreement; and

                (b) Engaging in any transactions for the transfer of funds, the extension of credit, the acceptance or transference of risk and/or the conferring of any


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                        other type of benefit, directly or indirectly, involving
                        any Bank affiliates, as defined in 12 U.S.C. Section 371c, including, but not limited to Bank directors, shareholders or senior executive officers, as if subsection (d)(1) of that section (which exempts transactions with certain affiliated institutions) did not apply.

        (4) The Bank shall continue to employ recourse treatment on all securitizations under its management and shall account for the securitizations in accordance with generally accepted accounting principles.

        (5) The Bank shall continue to review all accounts in the collections and fraud management areas to ensure correct reporting and recognition of credit and fraud losses.

        (6) The Bank shall immediately cease and desist from destroying, altering or removing from the Bank's premises any Bank documents, books or records whatsoever until further written notice by the Director. For purposes of this paragraph, "documents, books and records" shall have the broadest possible meaning reasonably imaginable and shall include, without limitation, paper and electronic records of all kinds, reports, notes, calendars, phone logs, financial instruments and tapes.

        (7) The Bank shall continue to restrict credit card account originations to those where an applicant's FICO score is greater than 680.

        (8) The Bank shall continue not to originate any accounts for the Bank's secured credit card program.

        (9) The Bank shall continue its suspension of bureau-based repricing and line increase programs to existing customers, except the Bank may increase credit lines in response to customers' requests, subject to safe and sound banking practices.



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                                   ARTICLE VI

                                NOTICE TO THE OCC

        All correspondence related to this Directive, and any information or documentation required hereunder to be submitted to the Comptroller or the Director, shall be sent by overnight mail, hand delivery, or facsimile to:

        Ronald G. Schneck
        Director, Special Supervision/Fraud
        Office of the Comptroller of the Currency
        250 E Street, SW
        Washington, DC 20219
        202-874-4450
        202-874-5214 (fax)



                                   ARTICLE VII

                         EFFECTIVE DATE AND OTHER ACTION

        (1) This Directive is enforceable under 12 U.S.C. Section 1818(i). Each provision of this Directive shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, and other persons participating in the affairs of the Bank.

        (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, or any institution-affiliated party of the Bank, nothing in this Directive shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

        (3) Any time limitations imposed by this Directive shall begin to run from the effective date of this Directive. Such time limitations may be extended in writing by the Comptroller for good cause upon written application by the Bank's board of directors.



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        (4) The provisions of this Directive are effective upon issuance of this
Directive by the Comptroller, through the Senior Deputy Comptroller whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Directive shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

        (5) The Bank may submit a written appeal of this Directive to the Comptroller. Such an appeal must be received by the Comptroller within 14 calendar days of the issuance of this Directive. If an appeal is filed in a timely manner, the Comptroller shall consider the appeal within 60 days of receiving the appeal. During such period of review, this Directive shall remain in effect.

        IT IS SO ORDERED, this ________ day of November, 2001.

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Leann Britton                                      Date
Senior Deputy Comptroller
  for Midsize/Community Bank Supervision


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                    COMPLETED FORMAL ENFORCEMENT ACTION FORM
                                    FOR BANKS

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Bank Name                                         [Bank Name]
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CITY STATE                                        [CITY, STATE]
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CHARTER #                                         [CHARTER NO.]
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DOCUMENT DATE
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NAME OF OCC CONTACT                               CAROLYN AMUNDSON
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DOCKET # (IF ANY)
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DOCUMENT TYPE
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            CEASE & DESIST ORDER                          TERMINATION OF C&D
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            FORMAL AGREEMENT                              TERMINATION OF FA
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    X       PCA DIRECTIVE                                 TERMINATION OF PCAD
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            S&S ORDER                                     TERMINATION OF S&S
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            SECURITIES ENFORCEMENT                        TERMINATION OF SE - BK
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SEND THIS FORM AND A COPY OF THE ENFORCEMENT DOCUMENT TO FRANK VANCE,
COMMUNICATIONS, MAIL STOP 3-3. FOR CMPs, ALSO SEND THIS FORM AND A COPY OF THE ENFORCEMENT DOCUMENT TO FINANCIAL SERVICES, MAIL STOP 4-6

COMMUNICATIONS WILL LIST THIS DOCUMENT IN INTERPRETATIONS AND ACTIONS AND MAINTAIN A COPY OF THE ENFORCEMENT DOCUMENT IN THE PUBLIC READING ROOM. FINANCIAL SERVICES WILL INPUT CMP PAYMENTS RECEIVED INTO SMS. SEND ANY CMP PAYMENTS TO OCC, P.O. BOX 73150, CHICAGO, IL 60673.


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And the SMS entry:


The completed date is the date the action is completed by the OCC & the Bank (e.g., a stipulation is signed by both parties or the Comptroller's designee signs an order).

In contrast, the termination date is the date the action is lifted by the OCC (e.g. upon full payment of a CMP or upon lifting a FA).